EXHIBIT 10.69
AMENDMENT TO THE
PEPSICO INTERNATIONAL RETIREMENT PLAN
(As Amended and Restated Effective as of January 1, 2010)

The PepsiCo International Retirement Plan (the “Plan”) is hereby amended as follows, effective as of January 1, 2016:

I.
Section 2.01(aa) of the Defined Benefit Program and Section 2.01(z) of the Defined Contribution Program components of the Plan are amended to read as follows:

“Vice President” means the Vice President, Global Benefits & Wellness of PepsiCo, Inc.

II.

The Defined Contribution Program component of the Plan is amended as follows:

1.	A new sentence is added to the fifth paragraph of Article I – History and General Information to read as follows:

Effective January 1, 2016, the Corporation modified the DC Program to also benefit selected employees: (i) who are localized to a country outside of their home country, (ii) were participating in a defined benefit or defined contribution retirement program sponsored immediately prior to their localization and (iii) for whom no company-provided retirement program is available.

2.	Section 2.01(i) is deleted and amended in its entirety to read as follows:

(i) “Eligible Employee” means an individual who the Vice President has determined (i) is employed exclusively outside of the United States on the regular staff of an Approved Employer on a full-time salaried basis, (ii) is neither actively accruing benefits that are derived from service under the DB Program nor is designated as being eligible to accrue such benefits, and (iii) is described in at least one of the following paragraphs:

(1) The individual is on an assignment outside of his home country and it is judged to be impractical to have him participate in the retirement plan(s) sponsored by the Corporation or an affiliated company in his home country;

(2) The individual is on his second (or more) consecutive assignment outside of his home country, and the retirement plan(s) available to the individual in his home country do not include a retirement plan that is sponsored by the Corporation or an affiliated company (e.g., a case where only a statutory plan is available to the individual);

(3) The individual is among a selected group of senior globalists on United States tax equalized packages whose positions and employment terms are among those that the Vice President has determined make them eligible to be considered for membership in the DC Program; or

(4) The individual is localized to a country outside of his home country, was actively participating in a retirement program sponsored by a member of the PepsiCo Organization immediately prior to his localization that will not provide for his continued active participation after his localization, and the local country employer does not sponsor a retirement plan.

The Vice President shall have the discretion to designate as an Eligible Employee any individual employed by an Approved Employer on a part-time basis who, but for his part-time status, otherwise satisfies the requirements of this subsection.

III.

Corrections to the Plan document to carry forth the above amendments, including corrections to cross-references affected by the amendment, shall be made as necessary.

[remainder of this page intentionally left blank]

PEPSICO, INC.

By:	/s/ Cynthia M. Trudell
Cynthia M. Trudell
Executive Vice President, Human Resources Chief Human Resources Officer

Date: December 21, 2015

APPROVED:

By:	/s/ Stacy DeWalt Grindal
Stacy DeWalt Grindal
Senior Legal Director Employee Benefits Counsel

Date: December 2, 2015